EXHIBIT 99.1

FONEFRIEND ACQUIRING 50,000 SUBSCRIBERS AND $750,000 MONTHLY REVENUES THROUGH AN AGREEMENT WITH INFINICOM NETWORKS.

Los Angeles, California: FoneFriend, Inc. (OTC BB:FFRD.OB - News) is pleased to announce that the Company has entered into an agreement with Infinicom Networks, Inc. to acquire 50,000 Voice over Internet Protocol customers for consideration of $7,500,000, payable in cash and stock.

The Agreement provides for the purchase by FoneFriend of 50,000 customers on or before July 1, 2004, each paying $15 per month for Voice Over Internet Protocol
(VoIP) telephony service, resulting in immediate revenues to FoneFriend of approximately $750,000, per month. The InfiniCom network services and integrated operating technology provide the foundation for FoneFriend to build its customer base to over one million users while providing seamless call completion to and from North America, Western Europe and Eastern Asia.

FoneFriend Chairman Gary Rasmussen stated, "This purchase of InfiniCom's client base jump starts the Company to a run rate of $9,000,000 in annual revenues. This is the first step in building the company for continued growth and becoming a substantial footprint in the explosive VoIP marketplace".

The purchase price of $7,500,000 requires a cash payment of $750,000 and the issuance of 96,428,571 shares of common stock to InfiniCom. Initial financing will be supplied by Dutchess Private Equity Fund via a $3 million equity line. The final closing and transfer of the customer base is scheduled to occur on or about July 1, 2004.

ABOUT INFINICOM

Infinicom is a leading provider of VoIP services with a subscriber base in excess of 2 million U.S. customers, supported with a complete back end infrastructure and a state of the art network that allows for efficient handling of customer calls as well as a customer management and billing solution.

ABOUT FONEFRIEND INC.

FoneFriend is an emerging business in the fast growing VoIP industry. FoneFriend provides its customers with access to extremely low cost, long-distance calling via the Internet (VoIP) using only a standard telephone handset.

Contact:          FoneFriend, Inc.
                  (818) 376-1616
                  info@fonefriend.biz
                  www.MyFonefriend.com

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ABOUT EQUITY CAPITAL MARKET INFORMATION SYSTEMS, INC.

FoneFriend has contracted with Equity Capital Market Information Systems, Inc. to organize and manage an investor awareness program. Their website can be viewed at www.traderpower.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.